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                                                                     EXHIBIT 8.1




November 6, 1998




Board of Directors
Peerless Group, Inc.
1021 Central Expressway South
Allen, Texas 75013

Re: Certain Federal Income Tax Consequences of the Acquisition by Jack Henry & Associates, Inc., a Delaware corporation ("Jack Henry & Assoc.") of Peerless Group, Inc., a Delaware corporation ("Peerless")

Ladies and Gentlemen:

We have been asked, as special counsel to Peerless, to render this opinion regarding certain federal income tax consequences of the exchange of shares by the owners of shares of common stock of Peerless (the "Stockholders") for shares of common stock of Jack Henry & Assoc. pursuant to the merger of Peerless Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Jack Henry & Assoc. ("Merger-Sub"), with and into Peerless (the "Merger") pursuant to that certain Agreement and Plan of Merger dated as of August 18, 1998, as amended (the "Acquisition Agreement"). The term "Certificate" refers to the certificate that we have requested from Peerless. This opinion is directed to and may be relied upon only by Peerless.

References to the Registration Statement are to the Registration Statement on Form S-4 of Jack Henry & Assoc. (Registration No. 333-66185) filed with the Securities and Exchange Commission with respect to the Merger. All terms not defined herein shall have the respective meanings assigned to them in the Registration Statement.

In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Acquisition Agreement, the Certificate, the Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. We have relied, as to matters of fact, solely upon the matters set forth in the Acquisition Agreement, the Certificate, the Registration Statement, and the assumptions contained herein. We have not undertaken any independent investigation or verification as to any such factual matters.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial and administrative authorities and interpretative rulings of the Internal Revenue Service (the "IRS").

                                   ASSUMPTIONS

In rendering the opinions set forth below, we have assumed that (1) the Merger will be consummated in the manner described in the Acquisition Agreement, (2) the representations and assumptions contained in the Certificate and on which we are relying as set forth above are factually correct as of the date of this opinion and continuing through the time at which the Merger is effective (the "Effective Time"), (3) each representation



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Peerless Group, Inc.
November 6, 1998
Page 2

made to the best of the knowledge of any person is true, accurate and complete in all respects, (4) all signatures on all documents we examined are genuine,
(5) all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies are in conformity with the original documents, and (6) the Merger qualifies as a merger under the corporation law of the State of Delaware.

                                     OPINION

Based on the facts and assumptions set forth above and upon our examination of the Acquisition Agreement, the Certificate, the Registration Statement and the relevant legal authorities, it is our opinion that, for federal income tax purposes:

         (A) The Merger of Merger-Sub with and into Peerless will qualify as a reorganization described in Section 368(a) of the Code. Peerless will be a party to such reorganization pursuant to
                  Section 368(b) of the Code.

         (B) Except as set forth below, no gain or loss will be recognized by the Stockholders who exchange their Peerless common stock solely for Jack Henry & Assoc. common stock in the Merger.

         (C) The aggregate tax basis of Jack Henry & Assoc. common stock received in the Merger will equal the aggregate tax basis of the Peerless common stock exchanged therefor.

         (D)      No gain or loss will be recognized by Peerless in the Merger.

         (E) Provided that the Peerless common stock is held as a capital asset at the Effective Time of the Merger, the holding period of the Jack Henry & Assoc. common stock received by the Stockholders will include the holding period of the Peerless common stock exchanged therefor by the Stockholders.

         (F) The Stockholders will recognize income and/or gain from the Merger only to the extent that they receive (or are deemed to receive) cash or property other than Jack Henry & Assoc. common stock.

Our opinion is limited to the specific matters described above. We give no opinion with respect to other tax matters, whether federal, state or local, that may relate to the Merger and no other opinion may be implied or inferred. The opinion does not address all of the tax consequences that may result from the Merger or other transactions (including any transaction undertaken in connection with or in contemplation of the Merger) which may be material to an individual Stockholder based on his or her particular tax situation.

No ruling will be requested from the IRS regarding the Merger. Our opinion is not binding on the IRS and does not constitute a guarantee that the IRS will not successfully challenge the tax treatment of the Merger. We caution that our opinion is based on the federal income tax laws as they exist on the date hereof. It is possible that subsequent changes in the tax laws could be enacted and applied retroactively to the Merger and that such changes could result in a materially different result than the result described in this opinion.



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Peerless Group, Inc.
November 6, 1998
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The opinions set forth above represent our conclusions based upon the documents reviewed by us, and the facts and assumptions presented to us and stated herein. Any material amendments to such documents or changes in any significant fact or assumption stated herein or in the Certificate could affect the opinions expressed herein.

This opinion is delivered and is effective as of the date of this opinion. Accordingly, this opinion is based on matters existing as of such date. However, the opinions set forth herein may not be relied upon by others without our express written consent.

                                            Very truly yours,

                                            /s/HAYNES AND BOONE, LLP